Exhibit 5.1

August 16, 2021

SenesTech, Inc.

23460 N. 19th Avenue, Suite 110

Phoenix, AZ 85027

Re:	Registration Statement on Form S-8 for Shares of Common Stock, $0.001 par value, of SenesTech, Inc.

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission with respect to up to 3,000,000 shares of common stock, $0.001 par value (the “Shares”), of SenesTech, Inc. (the “Company”) which may be issued under the Company’s 2018 Equity Incentive Plan (the “2018 Plan”).

We have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any Shares that may be issued by the Company pursuant to the 2018 Plan, upon the registration by its registrar of such Shares and the issuance thereof by the Company in accordance with the terms of the 2018 Plan, and the receipt of consideration for such Shares in accordance with the terms of the 2018 Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ PERKINS COIE LLP